                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: Delaware Enhanced Global Dividend and Income Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

         2005 Market Street
         Philadelphia, PA 19103

Telephone Number (including area code): (800) 523-1918

Name and address of agent for service of process:

         David P. O'Connor, Esquire
         c/o Delaware Investments
         2005 Market Street
         Philadelphia, PA 19103

With copies of Notices and Communications to:

         Bruce G. Leto, Esquire
         Stradley Ronon Stevens & Young, LLP
         2600 One Commerce Square
         Philadelphia, PA 19103

Check Appropriate Box:

Registrant is filing a  Registration  Statement  pursuant to Section 8(b) of the
Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                 YES [X] NO [ ]

                                    SIGNATURE

Pursuant to the  requirements  of the  Investment  Company Act of 1940, the sole trustee of the registrant has caused this  notification  of  registration  to be duly  signed on behalf of the  registrant  in the city of  Philadelphia  and the state of Pennsylvania on the 12th day of April, 2007.

                               Delaware Enhanced Global Dividend and Income Fund
                                                         (REGISTRANT)

                                    By:     /s/Patrick P. Coyne
                                            ----------------------------
                                            Patrick P. Coyne
                                            Sole Trustee

Attest:  /s/Patrick P. Coyne
         ----------------------------
         Patrick P. Coyne
         Sole Trustee